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[Letterhead of Ervin, Cohen & Jessup LLP appears here]
                                                                     EXHIBIT 5.1

                                March 30, 2000

                                                                736-363
Newpark Resources
3850 N. Causeway Blvd.
Suite 1770
Metairie, Louisiana 70002

     RE:  FORM S-8 REGISTRATION STATEMENT

Gentlemen:

     We have acted as your counsel in connection with the preparation of a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "REGISTRATION STATEMENT") with respect to 500,000 shares of Common Stock of Newpark Resources, Inc., a Delaware corporation (the "COMPANY"), reserved for issuance from time to time upon the exercise of stock awards granted pursuant to the Company's 1999 Employee Stock Purchase Plan (the "1999 PLAN"). The foregoing shares of Common Stock are hereinafter referred to as the "SHARES".

     We have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion. Based upon our examinations and inquiries, it is our opinion that the Shares have been duly authorized by the Board of Directors of the Company and, when issued in accordance with the terms of the 1999 Plan, the Shares will be validly issued, fully paid and non-assessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,

                                    /s/ Ervin, Cohen & Jessup LLP

                                    ERVIN, COHEN & JESSUP LLP